CrossAmerica Partners Reiterates Guidance

Allentown, PA, March 4, 2016 – CrossAmerica Partners LP (NYSE: CAPL ("CrossAmerica" or the "Partnership"), headquartered in Allentown, PA, a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reiterated its guidance following the announcement that the Board of Directors of CST Brands, Inc., the owner of the general partner of the Partnership, will be exploring strategic alternatives.

Jeremy Bergeron, President of CrossAmerica, said, “While the Board of Directors at CST conducts its review of strategic alternatives, we intend to continue to execute on our strategic plans for growth, including our acquisition of 31 convenience stores from SSG Corporation expected to close later this month. We are reaffirming our guidance on distribution per unit growth this year of 5%-7% and long term coverage ratio of 1.1x.”

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is a wholly owned subsidiary of CST Brands, Inc., one of the largest independent retailers of motor fuels and convenience merchandise in North America.  Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to more than 1,200 locations and owns or leases more than 800 sites. With a geographic footprint covering 25 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo and Marathon. CrossAmerica Partners ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Safe Harbor Statement

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts
Investors: Karen Yeakel, Executive Director – Investor Relations, 610-625-8005
Randy Palmer, Executive Director – Investor Relations, 210-692-2160